Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of March 25, 2014 (the “Effective Date”), by and between Alta Mesa Services, LP, a Texas limited partnership (hereafter “Partnership”) and Michael A. McCabe (hereafter “Executive”). The Partnership and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Partnership desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth;

WHEREAS the Partnership provides various services including management services to Alta Mesa Holdings, LP (“Holding Co.”), Alta Mesa Holdings GP (“General Partner”), and all Subsidiaries of Holding Co., under the Shared Services and Expenses Agreement dated as of January 1, 2006, between the Partnership, Holding Co., General Partner and the Subsidiaries (“Services Agreement”);

WHEREAS, the Partnership and the Executive previously entered into an Employment Agreement as of August 31, 2006, and both parties desire to amend and restate that Employment Agreement upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s employment with the Partnership, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:

1.     Employment. During the Employment Period (as defined in Section 4 hereof), the Partnership shall employ Executive, and Executive shall serve as, Vice President and Chief Financial Officer of the Partnership.  Executive’s principal place of employment shall be at the main business offices of the Partnership in Houston, Texas.

2.     Compensation.

(a)     Base Salary.  The Partnership shall pay to Executive during the Employment Period a base salary of $435,000 per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”). The Base Salary shall be payable in accordance with the Partnership’s normal payroll schedule and procedures for its executives. Nothing contained herein shall preclude the payment of any other compensation to Executive at any time as determined by the Partnership.

(b)     Annual Bonus. In addition to the Base Salary in Section 2(a), for each annual fiscal year of the Partnership during the Employment Period (as defined in Section (4)) (each such annual period being referred to as a “Bonus Period”), Executive shall be entitled to a bonus equal to a percentage of Executive’s Base Salary paid during each such one year period

(referred to herein as the “Annual Bonus”), such percentage to be established by the Partnership in its sole discretion, and approved by Holding Co.; provided, however, Executive shall be entitled to the Annual Bonus only if Executive has met the performance criteria set by the Partnership for the applicable period.

In the event that the Employment Period ends before the end of the Bonus Period, Executive shall be entitled to a pro rata portion of the Annual Bonus for that year (based on the number of days in which Executive was employed during the year divided by 365), as determined based on satisfaction of the performance criteria for that period on a pro rata basis, unless Executive was terminated for Cause (as defined in Section 6(d)(2)), in which event Executive shall not be entitled to any Annual Bonus for that year. Executive acknowledges that the amount and performance criteria for Executive’s Annual Bonus to be earned for each Bonus Period shall be set on or before the beginning of the applicable Bonus Period.  Executive shall be made aware of the performance criteria in writing before the applicable Bonus Period begins.  If Executive successfully meets the performance criteria established by the Partnership, the Partnership shall pay Executive the earned Annual Bonus amount within the earlier of:  (i) sixty days (60) days after the end of the Bonus Period or (ii) sixty days (60) after the end of the Employment Period, as applicable.

(c)     Compensation in Event of Injury or Sickness. In the event Executive becomes injured or suffers a medically determinable physical or mental illness, as determined by a physician acceptable to both the Partnership and Executive in the same manner as provided in Section 6(d)(5), Executive shall be entitled to receive continued Base Salary as set forth in Section 2(a) for a period of six (6) months following the occurrence of such injury or sickness; provided, however, such Base Salary shall be reduced by any short-term and/or long-term disability benefits that are received by Executive under such programs sponsored by the Partnership during such six (6) month period.

3.     Duties and Responsibilities of Executive.  During the Employment Period, Executive’s services shall be devoted on substantially a full-time basis to (i) the business of the Partnership as directed by the General Partner under the Services Agreement and (ii) performance of the duties and responsibilities assigned to Executive by the Board or the Chief Executive Officer, to the best of Executive’s ability and with reasonable diligence. In determining Executive’s duties and responsibilities, Executive shall not be assigned duties and responsibilities that are inappropriate for Executive’s position.  This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing personal assets in such a manner that will not require a material amount of the Executive’s time or services in the operation of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Executive’s loyalties and duties to the Partnership.  Executive shall at all times use best efforts to comply in good faith with United States laws applicable to Executive’s actions on behalf of the Partnership and its Affiliates (as defined in Section 6(d)(l)).  Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Partnership’s business.  The Parties agree that Executive’s principal work location cannot be relocated further than 50 miles from Executive’s principal work location on the Effective Date, except as mutually agreed by the Parties.

The Parties agree that Executive’s principal work location cannot be relocated further than 50 miles from Executive’s principal work location.  The Parties agree that Executive shall be allowed to work from his residence in Massachusetts as well as in the Houston office so long as Executive is capable of performing the duties assigned to him, provided that it is mutually agreed by the parties.  In the event that Executive not be allowed to work from his residence, the Partnership shall provide suitable housing or a housing allowance for Executive’s living in Houston, and provided that said relocation package shall be suitable and customary for a comparable executive of his standing in this industry.

4.     Term of Employment.  Executive’s initial term of employment with the Partnership under this Agreement shall be for the period from the Effective Date through the date that is four (4) years from the Effective Date (the “Initial Term of Employment”).  Thereafter, the Employment Period hereunder shall be automatically extended repetitively for an additional one (1) year period on each anniversary of the Effective Date, unless Notice of Termination (pursuant to Section 7) is given by either the Partnership or Executive to the other Party at least sixty (60) days prior to the end of the Initial Term of Employment or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the current one-year period. The Partnership and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment.  The Initial Term of Employment and any one-year extension of employment hereunder, shall each be referred to herein as a “Term of Employment.”  The period from the Effective Date through the date of Executive’s termination of employment with the Partnership and all Affiliates, for whatever reason, shall be referred to herein as the “Employment Period.” Notwithstanding the above, Executive agrees to remain available beyond the Employment Period to provide assistance to the Partnership or its Affiliates in the event the Partnership or its Affiliate become involved in litigation regarding matters of which Executive has relevant knowledge resulting from Executive’s employment with the Partnership. Such post-termination assistance shall be provided by Executive in the capacity of an independent contractor at an agreed-upon, reasonable consulting fee, and shall not be deemed to create or continue an employee-employer relationship or to represent a continuation of any provision of this Agreement.

5.     Benefits.  Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

(a)     Reimbursement of Business Expenses. The Partnership shall pay or reimburse Executive for all reasonable travel, entertainment and other business expenses paid or incurred by Executive in the performance of duties hereunder.  The Partnership shall also provide Executive with suitable office space, including staff support, paid parking, and necessary equipment, including but not limited to cellular telephone and laptop computer.  The Partnership shall provide suitable housing or a housing allowance for Executive to live in Houston as well as provide an automobile in Houston, or otherwise reimburse the employee for rental or leasing of an automobile while in Houston, and shall reimburse Executive for reasonable travel expenses related to Executive’s travel to and from Houston that is related to the performance of his duties hereunder.

(b)     Other Employee Benefits.  Executive shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Partnership to the same extent as available to other key management employees of the Partnership under the terms of such plans or programs.  Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Partnership to the extent available to other key management employees of the Partnership, and their spouses and eligible dependents, under the terms of such plans or programs including any medical expense reimbursement account and post-retirement medical program as available to other key management employees of the Partnership.

(c)     Vacation and Holidays. Executive shall be entitled to four (4) weeks of paid vacation per calendar year (prorated in any calendar year during which Executive is employed for less than the entire year based on the number of days in such calendar year in which Executive was employed).  Executive shall also be entitled to all paid holidays and personal days provided by the Partnership for its key management employees under the Partnership’s personnel policy as then effective. Unused vacation shal1 not carry over to the following year unless specifically approved by the Partnership.

(d)     Nonqualified Deferred Compensation. Executive shall be entitled to participate in any nonqualified plan of deferred compensation maintained by the Partnership, Holding Co., the General Partner or any of the Subsidiaries, to the same extent as available to any other key management employees of such entities.  If, and to the extent, that any such plan relates or is attributable to compensation derived from the equity of Holding Co., such compensation shall come solely from the interests held by the Class A Limited Partners in Holding Co.

(e)     Equity Grants. Executive shall be entitled to participate in any long-term incentive plan providing for equity grants or other incentive awards, the amount of which is based upon the value of the Partnership or an Affiliate, to the same extent as available to any other key management employees of the Partnership.  Specifically, the Partnership shall provide a participation in the equity of Holding Co. for the benefit of the Executive.  Such participation in any equity plan shall come solely from the interests held by the Class A Limited Partners in Holding Co.

(f)     Annual Physical. Executive shall be entitled to be reimbursed by the Partnership for the full cost of an annual physical examination by a physician (i) selected by the Partnership or (ii) selected by Executive and approved by the Partnership.

(g)     Key Man Life Insurance. The Partnership may, at any time during the term of this Agreement, apply for and procure as owner, and for its sole benefit, life insurance on the Executive’s life in such amounts and in such forms as the Partnership may select.  Executive hereby acknowledges that Executive will have no interest whatsoever in any such insurance policy.  Executive must submit to such medical examinations, supply such information, and execute such documents as may be reasonably requested by the insuring companies to obtain any such key man policy.

(h)     Tax Planning, Preparation and Advice.  Executive shall be entitled to be reimbursed by the Partnership for the full cost of annual tax preparation and planning by a certified financial planner or certified public accountant (i) selected by the Partnership or (ii) selected by Executive and approved by the Partnership, provided that such annual reimbursement shall not exceed $5,000.00

(j)     Automobile Allowance.  The Partnership will provide the Executive with an automobile, gas expenses and insurance for said automobile.  In the event that the Partnership no longer provides Executive with an automobile, the Partnership shall provide a monthly car allowance of $1,500.00.

6.     Rights and Payments upon Termination.  The Executive’s right to compensation and benefits for periods after the date on which Executive’s employment terminates with the Partnership and all Affiliates (the “Termination Date’’), shall be determined in accordance with this Section 6, as follows:

(a)     Minimum Payments and Vesting. Executive shall be entitled to the following minimum payments under this Section 6(a) in addition to any other payments or benefits to which Executive is entitled to receive under the terms of any employee benefit plan or program or Section 6(b):

(1)     unpaid salary for the full month in which the Termination Date occurred; provided, however, if Executive is terminated for Cause (as defined in Section 6(d)), Executive shall only be entitled to receive accrued but unpaid salary through the Termination Date;

(2)     unpaid vacation days for that year which have accrued through the Termination Date;

(3)     reimbursement of reasonable business expenses which were incurred but unpaid as of the Termination Date; and

(4)     to the extent Executive participated in any nonqualified deferred compensation or incentive plan or program with vesting criteria, or received any equity grant that is not fully vested, Executive will be automatically 100% vested as of the Termination Date.

Such salary and accrued vacation days shall be paid to Executive within five (5) business days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Partnership’s normal procedures.

(b)     Other Severance Payments.  In the event that during the Term of Employment (i) Executive’s employment is involuntarily terminated by the Partnership (except due to a “No Severance Benefits Event” (as defined in Section 6(d)(8)), (ii) Executive’s employment is terminated due to “Disability” or “Retirement’ (as such terms are defined in Section 6(d)(5) and 6(d)(9)), (iii) Executive terminates his employment for Good Reason (as defined in Section 6(d)(7)), or (iv) the Partnership provides notice in accordance with Section 4 that the Agreement shall not be renewed for an additional one-year period after the Term of Employment (as provided in Section 4), then in any such event under clause (i), clause (ii) or clause (iii) the following severance benefits shall be provided to Executive or, in the event of death before receiving all such benefits, to Executive’s ‘‘Designated Beneficiary” (as defined in Section 6(d)) following death:

(1)     The Partnership shall pay as additional compensation (the “Additional Payment”), (A) an amount equal to two (2) years of Base Salary in effect as of the Termination Date, and (B) an amount equal  to two times (2x) the amount of the Annual Bonus paid to the Executive for the year immediately preceding the Termination Date.  The Partnership shall make the Additional Payment to Executive in a cash lump sum, net of applicable withholdings, not later than sixty (60) calendar days following the Termination Date.

(2)     COBRA Coverage.  The Partnership shall maintain continued group health plan coverage following the Termination Date under all plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) (as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA) for Executive and Executive’s eligible spouse and dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage.  However, Executive (and Executive’s spouse and dependents) shall not be required to pay more for such COBRA coverage than is charged by the Partnership to its key management employees who are then in active service for the Partnership and receiving coverage under such plan and, therefore, the Partnership shall be responsible for the difference between the amount charged hereunder and the full COBRA premiums for a period of one (1) year following Executive’s Termination Date.  In all other respects, Executive (and Executives spouse and dependents) shall be treated the same as other COBRA qualified beneficiaries under the terms of such plans and the provisions of COBRA.  In the event of any change to a group health plan following the Termination Date, Executive and Executive’s spouse and dependents, as applicable, shall be treated consistently with the then-current key management employees of the Partnership with respect to the terms and conditions of coverage and other substantive provisions of the plan.  Executive and Executive’s spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof. Executive and Executive’s spouse further agree to pay any required premiums for Medicare coverage from their personal funds.

For purposes of clarity, in the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates employment, except due to Disability or Retirement or for Good Reason (as such terms are defined in Section 6(d)), (ii) Executive’s employment is terminated due to a No Severance Benefits Event (as defined in Section 6(d)), or (iii) the Executive provides notice in accordance with Section 4 that the Agreement shall not be renewed for an additional one-year period after the Term of Employment (as provided in Section 4) then, in any such event under clause (i), (ii) or (iii), the Partnership shall have no obligation to provide the severance benefits described in paragraphs (1) and (2) (above) of this Section 6(b), except to offer COBRA coverage (as required by COBRA law) but not at the discounted rate described in paragraph (2).

Executive shall still be entitled to the minimum benefits provided under Section 6(a). The severance payments provided under Section 6(b) shall supersede and replace any severance payments under any severance pay plan that the Partnership or any Affiliate maintains for key management employees or employees generally.

(c)     Release Agreement.  Notwithstanding any provision of the Agreement to the contrary, in order to receive the severance benefits provided under Section 6(b), the Executive must first execute an appropriate release agreement (on a form provided by the Partnership) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that Executive may have against the Partnership or any of its Affiliates including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any employee benefit plan or program prior to the receipt thereof, (b) non payment of salary or benefits to which Executive is entitled from the Partnership as of the Termination Date, or (c) a breach of this Agreement by the Partnership.

(d)     Definitions.

(1)      “Affiliate” means Holding Co., General Partner, the Subsidiaries and any parent or subsidiary company, or any other entity in whatever form, of which the Partnership has any controlling ownership interest or ownership or management control, or vice-versa, as determined by the Partnership.

(2)      “Cause” means any of the following:  (A) the Executive’s conviction by a court of competent jurisdiction of a crime involving moral turpitude or a felony, or entering the plea of nolo contendere to such crime by the Executive; (B) the commission by the Executive of a demonstrable act of fraud, or a misappropriation of funds or property, of or upon the Partnership or any Affiliate; (C) the engagement by the Executive, without the written approval of the Partnership and Holding Co., in any material activity which directly competes with the business of the Partnership or any Affiliate, or which would directly result in a material injury to the business or reputation of the Partnership or any Affiliate (including the partners of Holding Co.); or (D) (i) the breach by Executive of any material provision of this Agreement, and Executive’s continued failure to cure such breach within a reasonable time period set by the Partnership but in no event less than twenty (20) calendar days after Executive’s receipt of such notice.

(3)      ‘‘Code” means the Internal Revenue Code of 1986, as amended or its successor.  References herein to any Section of the Code shall include any successor provisions of the Code.

(4)      “Designated Beneficiary” means the Executive’s surviving spouse, if any.  If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate.

(5)      “Disability” shall mean that (a) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive is receiving income replacement for a period of not less than three months under an accident and health plan covering employees of the Partnership. Evidence of such Disability shall be certified by a physician acceptable to both the Partnership and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Partnership.  Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether Executive has a Disability.

(6)      “Dispute” means any dispute, disagreement, claim, or controversy arising from, in connection with, or relating to (a) the employment, or termination of employment, of Executive, or (b) the Agreement, or the validity, interpretation, performance, breach or termination of the Agreement.

(7)      “Good Reason” means the occurrence of any of the following, if not cured and corrected by the Partnership or its successor, within 60 days after written notice thereof is provided by Executive to the Partnership or its successor: (a) the demotion or reduction in title or rank of Executive, or the assignment to Executive of duties that are materially inconsistent with Executive’s current positions, duties, responsibilities and status with the Partnership, or any removal of the Executive from, or any failure to re elect the Executive to, any of such positions (other than a change due to the Executive’s Disability or as an accommodation under the American with Disabilities Act), except for any such demotion, reduction, assignment, removal or failure that occurs in connection with (i) Executive’s termination of employment for Cause, Disability or death, or (ii) Executive’s prior written consent; (b) the reduction of the Executive’s annual base salary or bonus opportunity as compared to base salary and bonus opportunity as effective immediately prior to such reduction without the prior written consent of Executive; (c) a relocation of Executive’s principal work location to a location in excess of 50 miles from its then current location.

(8)      “No Severance Benefits Event” means termination of Executive’s employment by the Partnership (i) for Cause (as defined above) or due to death.

(9)      “Retirement” means the termination of Executive’s employment for normal retirement at or after attaining age seventy (70), provided that, on the date of retirement, Executive has accrued at least five years of active service as an employee with the Partnership or its Affiliates.

7.     Notice of Termination.  Any termination by the Partnership or the Executive shall be communicated by Notice of Termination to the other Party hereto.  For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

8.     No Mitigation.  Subject to Section 6(b)(2), Executive shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment or in any other manner.

9.     Restrictive Covenants.  As an inducement to the Partnership to enter into this Agreement, Executive represents to, and covenants with or in favor of, the Partnership that Executive will comply with all of the restrictive covenants in Sections 9 through 17, as a condition to the Partnership’s obligation to provide any benefits to Executive under this Agreement.

10.    Trade Secrets.

(a)     Access to Trade Secrets.  As of the Effective Date and on an ongoing basis, the Partnership agrees to give Executive access to Trade Secrets which the Executive did not have access to, or knowledge of, before the Effective Date.

(b)     Agreement Not to Use or Disclose Trade Secrets. In exchange for the Partnership’s promises to provide Executive with access to Trade Secrets and the other consideration and benefits provided to Executive under this Agreement, Executive agrees, during the Employment Period, and any time thereafter, not to disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets, except as required in the ordinary course of the Partnership’s business or as authorized by the Partnership.

(c)     Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, partners, officers, employees, agents, investors or representatives of the Partnership or any Affiliate that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the business affairs, directors, partners, officers, employees, agents, investors or representatives of the Partnership or any Affiliate; or that constitute an intrusion into the seclusion or private lives of any such person; or that give rise to unreasonable publicity about the private life of any such person; or that place any such person in a false light before the public; or that constitute a misappropriation of the name or likeness of any such person. A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 29.

(d)     Definitions.  The following terms, when used in this Agreement, are defined below:

(1)      “Restricted Territory”  means any county, or equivalent political or governmental subdivision, of any state, district, or territory of North America in which the Partnership conducts its business; and any area adjacent to such counties, or equivalent political or governmental subdivision, to the extent such adjacent areas are within a 50-mile radius of any producing property or leasehold of the Partnership.

(2)      “Trade Secrets” means any and all information and materials (in any form or medium) that are proprietary to the Partnership or an Affiliate, or are treated as confidential by the Partnership or Affiliate as part of, or relating to, all or any portion of its or their business, including information and materials about the products and services offered by the Partnership or an Affiliate; compilations of information, records and specifications, properties, processes, programs, and systems of the Partnership or Affiliate; research for the Partnership or an Affiliate; and methods of doing business of the Partnership or an Affiliate.  Trade Secrets include, without limitation, all of the Partnership’s or Affiliate’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, or with others or by others; lists of customers; identity of customers contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Partnership’s or Affiliate’s methods of business operations; the procedures, forms and techniques used in conducting its business operations; and other documents, information or data that the Partnership requires to be maintained in confidence for the Partnership’s business success.

11.    Duty to Return Partnership Documents and Property. Upon termination of the Employment Period, Executive shall immediately return and deliver to the Partnership any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Partnership or relating to its business, in Executive’s possession, whether prepared by Executive or others.  If at any time after the Employment Period, Executive determines that Executive has any Trade Secrets in Executive’s possession or control, Executive shall immediately return them to the Partnership, including all copies thereof.

12.    Best Efforts and Disclosure.  Executive agrees that, while employed with the Partnership, Executive’s services shall be devoted on a full time basis to the Partnership’s business, and Executive shall use best efforts to promote its success.  Further, Executive shall promptly disclose to the Partnership all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Executive may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:

(a)     relate to a matter within the scope, field, duties or responsibility of Executive’s employment with the Partnership; or

(b)     are based on any knowledge of the actual or anticipated business or interests of the Partnership; or

(c)     are aided by the use of time, materials, facilities or information of the Partnership.

Executive assigns to the Partnership, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world.  Executive recognizes that all ideas inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within 12 months after the Termination Date (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Partnership or as a direct result of knowledge Executive had of proprietary information or Trade Secrets.  Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during the Employment Period, unless and until the contrary is clearly established by the Executive.

13.    Inventions and Other Works.  Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Partnership or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Partnership, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Partnership. Executive agrees to take any and all actions necessary or appropriate so that the Partnership can prepare and present applications for copyright or Letters Patent therefor, and secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents.  Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Partnership from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Partnership regarding inventions made during the course of work thereunder or regarding the confidential nature of such work.  Executive agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Partnership.

14.    Non-Solicitation Restriction.  Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Partnership and Executive in Sections 9 through 13 and other provisions of this Agreement.  During the Executive’s employment and for a period of one (1) year following the Termination Date (regardless of the reason for termination), Executive hereby covenants and agrees that Executive will not, directly or indirectly, without the prior written consent of the Partnership, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Partnership, solicit business, attempt to solicit business, or conduct business, in products or services competitive with any products or services offered or performed by the Partnership or its Affiliates in any business which the Partnership or any of its

Affiliates does business or has any business interest within the Restricted Territory as of the Termination Date, (a) from or with those individuals or entities with whom the Partnership or Affiliate conducted business in the Restricted Territory during the Executive’s employment with the Partnership or (b) with respect to any assets or holdings in which the Partnership or Affiliate had any interest in the Restricted Territory at any time during the one (1) year period preceding the Termination Date.

15.    Non-Competition Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Partnership and Executive in Sections 9 through 14 and other provisions of this Agreement.  Executive hereby covenants and agrees that during the Employment Period, and for a period of one (1) year following the Termination Date (regardless of the reason for termination), Executive will not, without the prior written consent of the Partnership, engage in any capacity in which Executive would perform any duties similar to those Executive performed while employed with the Partnership, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any entity engaged or preparing to engage in the business of oil and gas exploration and production within the Restricted Territory (a “Competing Enterprise”); provided, however, Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of the ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

16.    No Recruitment Restriction.  Executive agrees that during the Employment Period, and for a period of one (1) year following the Termination Date (regardless of the reason for termination), Executive will not, either directly or indirectly, or by acting in concert with others, hire any employee or independent contractor performing services for the Partnership or any Affiliate or solicit or influence, or seek to solicit or influence, any employee or independent contractor performing services for the Partnership or any Affiliate to terminate, reduce or otherwise adversely affect Executive’s employment or other relationship with the Partnership or any Affiliate.

17.    Business Opportunities.  During the Employment Period and for a period of one (1) year following the Termination Date (regardless of the reason for termination), the Executive assigns and agrees to assign without further compensation to the Partnership, its Affiliates and its successors, assigns or designees, all of the Executive’s right, title and interest in and to all Business Opportunities (defined below), and further acknowledges and agrees that all Business Opportunities constitute the exclusive property of the Partnership.  The Executive shall present all Business Opportunities to the Partnership, and shall not exploit a Business Opportunity.  For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, or proposals pertaining to oil and gas exploration and production, or any other aspect of the Partnership’s or Affiliate’s business, and any business the Partnership or any Affiliate prepared to conduct, or contemplated conducting during Executive’s employment with the Partnership, which are developed by the Executive or originated by any third party and brought to the attention of the Executive, together with information relating thereto;  provided however, that for the one (1) year period following the Termination Date, “Business Opportunities” shall be limited to those Business Opportunities in the Restricted Territory.  For the avoidance of doubt, this Section 17 is not intended to limit or narrow the Executive’s duties or obligations under federal or state law with respect to corporate opportunities.

18.    Tolling.  If Executive violates any of the restrictions contained in Sections 9 through 17, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any such violation, unless and until such time when the Executive cures the violation to the reasonable satisfaction of the Partnership.

19.     Reformation.  If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 9 through 17 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

20.    No Previous Restrictive Agreements.  Executive represents that, except as disclosed in writing to the Partnership as of the Effective Date, Executive is not bound by the terms of any agreement with any previous employer or other third party to (a) refrain from using or disclosing any confidential or proprietary information in the course of Executive’s employment by the Partnership or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other person or entity.  Executive further represents that Executive’s performance under this Agreement and work duties for the Partnership do not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Partnership, and Executive will not disclose to the Partnership or induce the Partnership to use any confidential or proprietary information or material belonging to any previous employer or others.

21.    Conflicts of Interest.  In keeping with Executive’s fiduciary duties to Partnership, Executive hereby agrees that Executive shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. In this respect, Executive agrees to fully comply with the conflict of interest agreement entered into by Executive as an employee, officer or director of the Partnership or an Affiliate.  In the instance of a violation of the conflict of interest agreement to which Executive is a party, it may be necessary for the Partnership to terminate Executive’s employment for Cause (as defined in Section 6(d)).

22.    Remedies.  Executive acknowledges that the restrictions contained in Sections 9 through 21 of this Agreement, in view of the nature of the Partnership’s business, are reasonable and necessary to protect the Partnership’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Partnership. Notwithstanding the arbitration provisions in Section 29, in the event of a breach or a threatened breach by Executive of any provision of Sections 9 through 21 of this Agreement, the Partnership shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Partnership s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Partnership from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Partnership, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Partnership of such covenants and agreements.

23.    Withholdings; Right of Offset.  The Partnership may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Partnership’s employees generally, and (c) any advances made to Executive and owed to Partnership.

24.    Nonalienation.  The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, dependents or beneficiaries of Executive, or to any other person who is or may become entitled to receive such payments hereunder.  The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

25.    Incompetent or Minor Payees.  Should the Partnership determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Partnership, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

26.    Severability.  It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 29), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

27.    Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof’, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

28.    Governing Law; Jurisdiction.  All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas.  Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 29) shall be exclusively in Harris County, Texas.

29.    Mandatory Arbitration.  Except as provided in subsection (h) of this Section 29, any Dispute (as defined in Section 6(d)) must be resolved by binding arbitration in accordance with the following:

(a)     Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three neutral arbitrators within twenty days after the demand for arbitration was filed (the Parties agree to a reasonable, one-time extension of that twenty-day period), either Party may request the Houston, Texas office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules.  Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.  Notwithstanding the foregoing, the Parties, by mutual consent, may agree to a single arbitrator instead of a panel of three arbitrators and, in such event, references herein to “panel” shall refer to the single appointed arbitrator.

(b)     The arbitration shall be conducted in the Houston, Texas metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

(c)     The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

(d)     The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Commercial Arbitration Rules of the AAA to the extent that they do not conflict with this Section 29.  The Parties and the panel may, however, agree to vary to provisions of this Section 29 or the matters otherwise governed by the Arbitration Rules as permitted by law.

(e)     The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration.  The panel’s final decision or award shall be based on the terms and conditions of this Agreement and applicable law.

(f)     The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.

(g)     The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction.  The Parties waive any right to apply or appeal to any court for re1ief from the preceding sentence or from any decision of the panel that is made before the final decision or award.

(h)     Nothing in this Section 29 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 29, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or challenge or vacate any final arbitration decision or award that does not comply with this Section 29. In addition, nothing in this Section 29 prohibits the Parties from resolving any Dispute (in whole or in part) at any time by mutual agreement or compromise. This Section 29 shall also not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.

(i)     The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings.  The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion.  The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.

(j)     The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

30.    Binding Effect; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and. permitted assigns hereunder.  Holding Co. and its partners shall expressly be deemed to be third party beneficiaries of the covenants and agreements of the parties hereto; otherwise this Agreement shall not be for the benefit of any third parties.

31.    Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof.  This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto, and is executed on behalf of both Parties. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  The Parties represent that they relied on their own judgment in entering into this Agreement.

32.    Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.

33.    Waiver of Breach. No waiver by either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

34.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Partnership and its Affiliates (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Partnership (or its successor) regardless of whether the Partnership is the surviving or resulting corporation.  The Partnership shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Partnership to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Partnership would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Partnership of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs.  In the event of the death of Executive while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(d)).

35.    Notice.  Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party, by electronic mail, delivery and read receipt required, or by facsimile, confirmation of delivery required.

Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given received) and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible).  Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

36.    Executive Acknowledgment.  Executive acknowledges (a) being knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) having read this Agreement and understanding its terms and conditions, (c) having been given an ample opportunity to discuss this Agreement with Executive’s personal legal counsel prior to execution, and (d) that no strict rules of construction shall apply for or against the drafter or any other Party.  Executive hereby represents that Executive is free to enter into this Agreement including, without limitation, that Executive is not subject to any covenant not to compete that would conflict with any duties under this Agreement.

37.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both Parties.

 (Signature page follows)

IN WITNESS WHEREOF, Executive has executed this Agreement and the Partnership has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative, to be effective as of the Effective Date.

/s/ Michael A. McCabe
MICHAEL A. MCCABE

Date:	March 25, 2014

Address for Notices:

Michael A. McCabe
c/o Alta Mesa Investment Holdings Inc.
15021 Katy Freeway, Suite 400
Houston, Texas 77094

Signatures Continued on Next Page.

ALTA MESA SERVICES, LP,
a Texas limited partnership

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle
Chief Executive Officer

Date:	March 25, 2014

Address for Notices:

Alta Mesa Services, LP
c/o Alta Mesa Investment Holdings Inc.
15021 Katy Freeway, Suite 400
Houston, Texas 77094

End of Signatures.